Exhibit 10.7

JOINT PROSECUTION AND DEFENSE AGREEMENT

This Joint Prosecution and Defense Agreement (the "Agreement") is made effective as of April 1, 2004, by and between ClearOne Communications, Inc. (“ClearOne”), Parsons Behle & Latimer (“PB&L”), Edward Dallin Bagley (“Bagley”) and Burbidge & Mitchell (“B&M”). Each of the foregoing are individually referred to as a "Party" and sometimes collectively referred to as the "Parties" throughout this Agreement.

RECITALS

A.  Bagley is a director and shareholder of ClearOne.

B.  On or about February 6, 2004, Lumbermens Mutual Casualty Company (“Lumbermens”) filed a Complaint for Declaratory Judgment in the United States District Court for the District of Utah against ClearOne, Bagley and certain other current and former directors of ClearOne entitled Lumbermens Mutual Casualty Company v. ClearOne Communications, Inc., Case No. 2:04CV0119TC (the “Insurance Litigation”).

C.  On or about February 9, 2004, ClearOne and Bagley filed a complaint against National Union Fire Insurance Company of Pittsburgh, Pennsylvania (“National Union”) and Lumbermens in the United States District Court for the District of Utah entitled ClearOne Communications, Inc., et al. v. National Union Fire Insurance Company, et al., Case No. 2:04CV0145TS (the “Second Insurance Lawsuit”).

D.  PB&L has entered an appearance for, and is representing, all defendants in the Insurance Litigation other than Bagley and Michael A. Pierce. PB&L is representing ClearOne in the Second Insurance Lawsuit. B&M has entered an appearance for and is representing Bagley in the Insurance Litigation and the Second Insurance Lawsuit.

E.  In the Insurance Litigation, ClearOne and Bagley have asserted counterclaims against National Union and Lumbermens. In addition, the Second Insurance Lawsuit has been consolidated with the Insurance Litigation for all purposes. (For further reference in this Agreement, the “Insurance Litigation” refers to all claims and defenses therein, together with the Second Insurance Lawsuit unless otherwise stated.)

F.  In the Insurance Litigation (with the consolidated claims from the Second Insurance Lawsuit), ClearOne is pursuing claims, inter alia, to recover the policy limits of ceratin policies for directors and officers insurance issued by National Union and Lumbermens (the “Insurance Policies”) and Bagley is pursuing related claims, inter alia, to recover losses which he incurred due to National Union’s and Lumbermens’s refusal to pay the policy limits under the Insurance Policies to ClearOne which refusals caused ClearOne to enter into a settlement agreement which diluted his shareholdings in ClearOne. On the other hand, National Union and

Lumbermens allege in the Insurance Litigation, inter alia, that they have properly rescinded the Insurance Policies due to alleged fraud in procuring the Insurance Policies.

G.  The joint prosecution of the Company’s claims and Bagley’s claims in the Insurance Litigation, and defense of National Union’s and Lumbermens’ claims in the Insurance Litigation, is in the best interests of ClearOne and Bagley and will likely lead to an economy of litigation expenses in the Insurance Litigation.

H.  Due to their prior and current representation of ClearOne and Bagley in litigation concerning matters which are also the subject of the Insurance Litigation, PB&L and B&M are familiar with the underlying facts in the Insurance Litigation and are able to work as co-counsel in the Insurance Litigation.

I.  Through March 30, 2004, Bagley has paid the attorney’s fees and costs of B&M in connection with Insurance Litigation. On the other hand, ClearOne has paid the attorney’s fees and costs of PB&L in connection with the Insurance Litigation.

J.  ClearOne, Bagley, PB&L and B&M now wish (1) to reach certain agreements concerning the joint prosecution of ClearOne’s and Bagley’s claims in the Insurance Litigation and joint defense of claims made by National Union and Lumbermens in the Insurance Litigation, (2) to allocate certain responsibilities in the Insurance Litigation, (3) to make certain agreements in order to protect all applicable privileges, including the attorney/client privilege and work product doctrine, and (4) to reach certain agreements concerning the payment of litigation expenses, including attorney’s fees, in the Insurance Litigation.

THEREFORE, upon the foregoing premises, which are incorporated herein by reference, and in consideration of the mutual covenants herein, the Parties agree as follows:

1. Joint Prosecution and Representation. For purposes of the Insurance Litigation, PB&L and B&M shall jointly prosecute ClearOne’s and Bagley’s claims in the Insurance Litigation and shall jointly defend ClearOne and Bagley with respect to claims made by National Union and Lumbermens in such litigation. PB&L and B&M shall divide and allocate duties and responsibilities for pre-trial activities (including discovery), as well as for trial in a cost efficient manner (but in a manner which will not impede the effective representation of ClearOne and Bagley). In connection with such joint representation, B&M may make formal appearances for ClearOne and PB&L may make formal appearances for Bagley.

2. Conflicts of Interest. There is a potential for a conflict of interest arising from PB&L’s and B&M’s joint and concurrent representation of ClearOne and Bagley. In particular, and among various potential conflicts, ClearOne and Bagley may have or may develop adverse positions with respect to the division of any proceeds received by settlement, or otherwise, from the Insurance Litigation. When any conflicts of interests arise between ClearOne and Bagley in connection with the Insurance Litigation, PB&L and B&M shall undertake to notify ClearOne and Bagley of the existence of such conflict(s) of interest. In the event of any such conflicts, PB&L shall represent ClearOne solely with respect to any conflict and B&M shall represent Bagley solely with respect to such conflict. Accordingly, ClearOne and Bagley waive any actual or potential conflict of interest by virtue of the joint representation set forth in Section 1, above.

3. Payment of Litigation Expenses. Unless and until this Agreement is terminated by any of the Parties hereto in accordance with Section 9, below, ClearOne shall pay all litigation expenses, including attorney’s fees, of PB&L and B&M in the Insurance Litigation.

4. Cooperation. ClearOne and Bagley agree to cooperate with PB&L and B&M in connection with the Insurance Litigation by (i) making themselves and persons in their employ and control available to PB&L and B&M for interviews, for deposition testimony and for trial in the Insurance Litigation and (ii) making documents within their possession or control available to PB&L and B&M for purposes of the Insurance Litigation. It is expressly anticipated that Bagley will have confidential communications with PB&L and that ClearOne and its officers, directors and employees will have confidential communications with B&M; it is the express intent of the Parties that such communications will be protected by the attorney/client privilege.

5. Joint Litigation Materials. The Parties agree to share Joint Litigation Materials (as defined below) protected by the attorney-client privilege, the work product doctrine, and all other applicable privileges, protections, doctrines, or any other immunity otherwise available, in order to assert mutually common and/or joint claims and defenses that are or may be asserted in the Insurance Litigation. To further their common interests, the Parties intend to exchange privileged and work product information, orally, electronically, and in documents. The Parties intend to share draft pleadings and memoranda, and other information that may or may not include factual analyses, mental impressions, reports of witness interviews, and other similar information (collectively, “Joint Litigation Materials”). The Parties would not exchange any of the other Parties such Joint Litigation Materials but for their mutual and common interests in the Insurance Litigation, but for the undertakings in this Agreement and but for the understanding that by doing so they do not waive any attorney/client privilege, work product privilege or any other applicable privilege. The Parties agree that in the exchange of Joint Litigation Materials among the Parties to this Agreement they shall continue to protect the confidentiality of the Joint Insurance Materials or will not waive any applicable privilege, protection or immunity.

6. Privilege. The Joint Litigation Materials which the Parties intend to exchange between and among the Parties to this Agreement are privileged from disclosure to adverse or other third parties as a result of the attorney-client privilege, the joint-defense privilege, the work product doctrine, and other applicable privileges or protections. By this Agreement, the Parties state that in the pursuit of their common interests in of the Insurance Litigation they do not intend to waive any applicable privileges and they intend to preserve to the maximum extent permitted by applicable law the attorney-client privilege, the work-product doctrine and all other privileges or protections which they may have. The disclosure of Joint Litigation Materials by a receiving

Party does not constitute a waiver of any attorney/client privilege, work product privilege or any other applicable privilege held by the producing Party.

7. Waiver. Neither ClearOne nor Bagley shall have authority to waive any applicable privilege or doctrine for conversations, matters or materials exchanged or developed during the pendency of this Agreement on behalf of the other without the other’s consent; nor shall any waiver of an applicable privilege or doctrine by the conduct of any Party be construed to apply to any other Party.

8. Non-Disclosure. The Parties shall not disclose any Joint Litigation Materials, and any other conversations, matters of materials otherwise protected by any applicable privileges or doctrines, to any third persons (other than those working with or on behalf of the Parties for purposes of the Insurance Litigation) without the consent of both ClearOne and Bagley. This obligation survives any termination of this Agreement pursuant to Section 9, below.

9. Termination. Any Party to this Agreement may terminate this Agreement by giving written notice to all other Parties. In the event of termination of this Agreement, Bagley hereby waives any right to preclude PB&L from representing ClearOne in the Insurance Litigation or in any other matter or dispute (even if adverse to Bagley) on the grounds of PB&L’s representation of Bagley pursuant to this Agreement; likewise, ClearOne hereby waives any right to preclude B&M from representing Bagley in the Insurance Litigation or in any other matter or dispute (even if adverse to ClearOne) on the grounds of B&M’s representation of ClearOne pursuant to this Agreement. Notwithstanding any termination of this Agreement, all parties shall continue to be bound by this Agreement with regard to any Joint Litigation Materials and matters protected by the attorney/client privilege disclosed to the Parties.

10. Severability. If any provision of this Agreement is invalidated, the remainder of this Agreement shall be fully enforceable.

11. Enforcement. The Parties agree that a breach of the provisions of this Agreement by a Party will cause irreparable harm to the other Parties and therefore agree that injunctive relief is an appropriate means to enforce this Agreement. The Parties further agree that this paragraph is not intended to limit the rights or remedies of the Parties in the event of a breach of the Agreement.

12. Modification. This Agreement may be modified, amended, or supplemented only by a writing signed by all Parties to this Agreement.

13. No Admission. In the event of any adversarial action, proceeding or litigation between any of the Parties, no Joint Litigation Materials, as defined here, that have been disclosed pursuant to this Agreement, shall be used or construed to constitute an admission against interest by any Party or to alter or adversely affect any rights, claims, defenses or other relations as among any of the Parties. In any such adversarial action, proceeding or litigation between any of the Parties, the Joint Litigation Materials may only be used if such are part of the public record of any proceeding or are otherwise discoverable.

14. Substitution of Counsel. If ClearOne or Bagley retains new counsel for the Insurance Litigation other than PB&L and B&M, the Joint Litigation Materials shall be provided to such new counsel when and only when new counsel provides written assurance to ClearOne and Bagley , in a form acceptable to ClearOne and Bagley, that such new counsel will protect the confidentiality of the Joint Litigation Materials and matters protected by the attorney/client privilege and work product doctrine in accordance with the provisions of this Agreement.

15. Headings. The headings in this Agreement are intended solely as a convenience and shall not control or in any way affect the meaning or interpretation of any provision of this Agreement.

16. Governing Law. This Agreement shall be governed by the laws of the State of Utah.

/s/ Edward Dallin Bagley _____________________________________ EDWARD DALLIN BAGLEY	CLEARONE COMMUNICATIONS, INC., a Utah corporation By: /s/ Delonie N. Call Delonie N. Call, VP, Human Resources
BURBIDGE & MITCHELL By: /s/ Jefferson W. Gross Jefferson W. Gross	PARSONS BEHLE & LATIMER By: /s/ Raymond Etcheverry Raymond Etcheverry

FIRST AMENDMENT TO JOINT PROSECUTION AND
DEFENSE AGREEMENT

This First Amendment to the Joint Prosecution and Defense Agreement (the "Amendment") is made effective retroactively to April 1, 2004, by and between ClearOne Communications, Inc. (“ClearOne”), Parsons Behle & Latimer (“PB&L”), Edward Dallin Bagley (“Bagley”) and Burbidge & Mitchell (“B&M”). Each of the foregoing are individually referred to as a "Party" and sometimes collectively referred to as the "Parties" throughout this Agreement.

RECITALS

A.  Effective April 1, 2004, ClearOne, Bagley, PB&L and Burbidge & Mitchell entered into a Joint Prosecution and Defense Agreement (the “JPDA”).

B.  In order to resolve an ambiguity in the JPDA, the parties have agreed to enter into this Amendment.

1. Amendment. Section 3 of the JPDA is hereby amended to read in its entirety as follows:
Payment of Litigation Expenses. Unless and until this Agreement is terminated by any of the Parties hereto in accordance with Section 9, below, ClearOne shall pay all litigation expenses, including attorney’s fees, of PB&L and B&M in the Insurance Litigation except for litigation expenses which are solely related to Bagley’s claims in the Insurance Litigation.

2. Except as expressly amended herein, the parties re-affirm the JPDA.
/s/ Edward Dallin Bagley _____________________________________ EDWARD DALLIN BAGLEY	CLEARONE COMMUNICATIONS, INC., a Utah corporation By: /s/ Zee Hakimoglu___________________ Zee Hakimoglu, Chief Executive Officer
BURBIDGE & MITCHELL By: /s/ Jefferson W. Gross Jefferson W. Gross	PARSONS BEHLE & LATIMER By: /s/ Raymond Etcheverry Raymond Etcheverry